Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of BioMarin Pharmaceutical Inc. of our report dated February 24, 2011 relating to the financial statements of Biomarin/Genzyme LLC, which appears in BioMarin Pharmaceutical’s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

May 25, 2012